Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Amendment No. 2 Registration Statement on Form S-1 (Registration No. 333-267203) of our report dated February 28, 2022, relating to the financial statements of Opti-Harvest, Inc. as of December 31, 2021 and 2020 and for the years then ended (which report contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

/s/Weinberg & Company, P.A.

Los Angeles, California

February 3, 2023